  EXHIBIT 99.1

Mr. Steve Chen, One of the Prominent Speakers in Asia, teams up with Harvest (Shanghai) Internet Technologies Company in Artificial Intelligence (AI)

Taiwan, June 29, 2018 (GLOBE NEWSWIRE) – (OTCQB: SEGN) Mr. Steve Chen, Chairman of the Board of Directors of Success Entertainment Group International Inc. (OTCQB: SEGN) indicates that in recent years artificial intelligence combined with big data usage has come to a mature stage, particularly with artificial intelligence evolving into industrial application now from ten years ago where it was still in the fundamental research phase. SEGN has signed up a Memorandum of Understanding with Harvest (Shanghai) Technologies Co. where both parties would hold certain percentage of ownership of other party and forms an alliance once Harvest resolves its share ownership structure. Such business combination will build on Harvest’s Network where it has accumulated over the years hundreds of thousands of membership database with hundreds of on-line instructors utilizing AI as a marketing tool, achieving 1% increase in membership subscription on a daily basis. Harvest (Shanghai) has attained a profitable status in 2018 and we believe the business alliance will expand market share in the near future.

About Success Entertainment Group International Inc.:

Success Entertainment Group International Inc. (OTCQB: SEGN), is an education + big database + video Sharing platform e-commerce based organization focusing on membership database platform buildup. Our company has been awarded operational IP rights by one of Asia’s prominent inspirational speakers, Steve Chen, through his fans global database. Over the years, Mr. Chen’s Company has accumulated enormous membership data streamlining through to e-commerce and video platforms in Asia, creating substantial revenue. Our strategies for the company is to acquire or partner with platforms alike, and apply the aforementioned fans databases, which spreads to the more than 100-million-person consumer population in Asia. Such revenue streams may contribute viable and steady growth to the Company.

IR Contact:

Success Entertainment Group International Inc.

www.segnusa.com

Email Contact: info@segnusa.com

Telephone: +1(260) 490-9990